UNITED STATES SECURITIES AND EXCHANGE
                                   COMMISSION
                              Washington, DC 20549

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                                     FORM 3

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                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF
                                   SECURITIES

               Files pursuant to Section 16(a) of the Securities
           Exchange Act of 1934, Section 17(a) of the Public Utility
              Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

1. Name and Address of Reporting Person:        Jack B. Turner
                                                4700 South 900 East
                                                Salt Lake City UT 84117-4959

2. Date of Event Requiring Statement:           November 30th, 2000

3. IRS Identification Number (voluntary):        -

4. Issuer Name and Trading Symbol:              GRANADA MINERAL PRODUCTS, INC
                                                GDMP.OB

5. Relationship of Reporting Person to Issuer:  President

6. If Amendment, Date of Original (M/D/Y):      N/A

7. Individual Joint/Group Filing:               Form filed by One Reporting
                                                Person

             Table 1 - Non Derivative Securities Benficially Owned

Title of Security       Amount of Securities    Ownership Form  Nature of
                        Beneficially Owned      Direct or       Indirect
                                                Indirect        Benficial
                                                                Ownership
-----------------       --------------------    --------------  ---------------
Common                  Zero                    None            N/A



/s/ Jack Turner         March 6th, 2001
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JACK TURNER